April 1, 2020

Mr. Nate Troup

RE: Red Lion Hotels Corporation Employment Offer Letter

Dear Nate:

On behalf of Red Lion Hotels Corporation (the “Company”), we are delighted to offer you the position of Executive Vice President, Chief Financial Officer. In your new position, you will report to the President and CEO of the Company.

As an executive officer of the Company, the details of your hire, your compensation and any of your acquisitions and dispositions of stock of the Company may in the future be subject to Securities Exchange Commission reporting rules.

The following outlines the employment package for your position.

START DATE: April 1, 2020.

POSITION: Executive Vice President, Chief Financial Officer. Your responsibilities will be those outlined in your job description, as may be modified, and as may be assigned to you from time to time by the President and CEO. You will also be required, as appropriate and consistent with other senior executives, to attend and participate in (i) necessary senior executive meetings, committees and councils and (ii) meetings of the Board of Directors of the Company.

COMPENSATION: Your position is classified as a salaried exempt position, which means it is exempt from state and federal overtime laws. You will be paid a bi-weekly base salary of $11,538.46, which is equivalent to $300,000 per year, subject to normal withholdings and payroll taxes. You will not be entitled to any additional compensation in the event you are appointed to serve as an officer or director of any of the Company’s direct or indirect subsidiaries or affiliates.

BONUS: In addition to your base salary, you are eligible to earn a bonus if you are actively employed throughout the applicable bonus period, and if you meet the other requirements outlined in any bonus plan as may be approved by the Compensation Committee of the Board from time to time for Executive Vice Presidents of the Company. Bonus targets and goals for achievement of bonuses by executive officers are set by the Compensation Committee at its sole discretion. Your bonus target for this position is set at a target of 60% of base salary.

ANNUAL EQUITY GRANT: At the sole discretion of the Compensation Committee of the Company’s Board, you may receive an annual grant of equity under the Company’s 2015 Stock Incentive Plan (or such successor plan as may be then in effect).  Subject to such discretion, such grant shall be in a value equal to 60% of your base salary, a 25% of which is anticipated to be issued in the form of restricted stock units (“RSUs”) vesting 25% on each of the first four anniversaries of issuance, and 75% of which is anticipated to be issued in the form of performance stock units (“PSUs”) vesting in accordance with performance metrics to be determined by the Compensation Committee in its sole discretion and consistent with the terms and conditions of PSUs issued to the Company’s other executive officers.  The type, allocation and timing of any equity issuance to you is subject to the Compensation Committee’s discretion from time to time.

INITIAL EQUITY GRANT: You will also receive effective on your Start Date a one-time grant of 88,000 Restricted Stock Units in the Company vesting one-fourth on each of the first four anniversaries of issuance. As with all the Company’s equity issuances, you must be employed by the Company at the time of the vesting in order for the vesting to occur. Any RSUs you are issued that subsequently vest shall be settled exclusively in the common stock of the Company.

PROMOTION BONUS: You will receive a $100,000 promotion bonus in your first paycheck following your Start Date as Chief Financial Officer. This promotion bonus will be subject to normal payroll and withholding taxes. In the event you voluntarily terminate your employment before the earlier of the first anniversary of your Start Date as Chief Financial Officer or a Change of Control (as defined below), you will be required to reimburse the Company $100,000 and you authorize the Company to deduct the entire amount from your final paycheck or from any other funds the Company then owes you or is holding on your behalf. Should the amount exceed your final paycheck, you agree to reimburse the Company any remaining balance promptly at that time.

TRAVEL: You may be expected as part of your duties to travel frequently to such places as may be directed from time to time by the Company. The Company will reimburse your reasonable travel expenses in accordance with its travel reimbursement policies as such policies may change from time to time.

BENEFITS: You will be eligible to participate in all employee benefit programs on the same terms and conditions as any Company Executive Vice President, as they may be modified from time to time, including:

•	Medical and Dental insurance eligible the first of the month following your Start Date
•	Employee Assistance Program (EAP)
•	Long Term Disability insurance coverage starting the first of the month following your Start Date
•	Flexible Spending Account - Section 125 Medical Reimbursement and Dependent Care accounts eligible within 30 days of your Start Date for the following 1st of the month effective date
•	AFLAC - Voluntary Cancer Protection, Short Term Disability, Personal Recovery and Accident / Injury Protection Plans available following Start Date and also during open enrollment periods
•	Vacation, Holiday, Sick Pay and Disability Programs
•	Participation in the Company 401(k) Retirement Savings Plan with a discretionary match made after the end of each calendar year.
•	Direct Deposit
•	Option to purchase shares of Company stock at a 15% discount through payroll deduction under Red Lion’s Employee Stock Purchase Plan
•	Voluntary Term Life and AD&D Insurance coverage eligible the first of the month following your Start Date
•	Continuing education reimbursement
•	Discounted hotel accommodations for you and your family at Company hotels

SEVERANCE BENEFITS:

UPON TERMINATION WITHOUT CAUSE: If the Company terminates your employment without Cause (defined below), the Company will pay you a a total amount equal to one-half (1/2) your base annual salary for the then current fiscal year, paid to you in equal installments over the six months following your termination on each of the dates the Company regularly pays its employees. As a previous condition to payment of any severance under this agreement, you shall execute and not revoke during any legally applicable revocation period, a separation agreement and general release in substantially the form attached hereto as Exhibit A.

UPON CHANGE OF CONTROL AND CONSTRUCTIVE TERMINATION: If, during the term of your employment with the Company, there is a Change of Control (defined below) and there is a Constructive Termination (defined below) of your employment without Cause within twelve (12) months after such Change of Control, you will, in lieu of severance under the preceding paragraph, be entitled to a lump sum payment equal to the sum of (a) your base annual salary for the then current fiscal year, plus (b) an amount equal to (i) your target annual bonus under the then applicable bonus plan for the then current fiscal year, multiplied by (ii) a fraction, the numerator of which is 365 plus the number of days elapsed in the then current fiscal year at the time of the termination and the denominator of which is 365. In addition, (A) the Company shall accelerate vesting on any portion of any equity grant previously made to you under the Company’s 2015 Stock Incentive Plan, or any successor plan, that would otherwise have vested after the date of the termination of your employment; and (B) all Company imposed restrictions under any restricted stock, restricted stock unit or other similar equity-based awards granted to you by the Company shall be terminated upon the termination of your employment, and the Company shall issue all common stock that underlies such awards but has not yet been issued; provided that (i) if the terms of any such award require you to pay monetary consideration for such stock, the stock underlying such award shall be issued only if you pay such consideration, and (ii) if any restrictions under any such award are performance-based, such restrictions shall terminate and the stock underlying such award shall be issued only if and to the extent expressly provided in the agreement evidencing the award. As stated above, as a previous condition to payment of any severance under this agreement, you shall execute and not revoke during any legally applicable revocation period, a separation agreement and general release in substantially the form attached hereto as Exhibit A.

As used herein, the term “Cause” means: (i) your willful and intentional failure or refusal to perform or observe any of your material duties, responsibilities or obligations, if such breach is not cured within 30 days after notice thereof to you by the Company, which notice shall state that such conduct shall, without cure, constitute Cause; (ii) any willful and intentional act by you involving fraud, theft, embezzlement or dishonesty affecting the Company; or (iii) your conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved.

“Constructive Termination” shall be deemed to occur if the Company terminates your employment without Cause, or if you voluntarily elect to terminate your employment within thirty (30) days after any of the following events occurring without your consent: (i) there is a significant reduction in your overall scope of duties, authorities and responsibilities (it being understood that a new position within a larger combined company is not a constructive termination if it is in the same area of operations and involves similar scope of management responsibility notwithstanding that you may not retain as senior a position overall within the larger combined company as your prior position within the Company); or (ii) there is a reduction of more than 20% of your base salary or target bonus (other than any such reduction consistent with a general reduction of pay across the Company’s or its successor’s executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company); or (iii) you are required to relocate from your present residence as a condition of your continuing employment.

As used herein, the term “Change of Control” means the occurrence of any one of the following events: any merger or consolidation involving the acquisition of 50% or more of the combined voting power of the outstanding securities of the Company by a “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), adoption of a plan for liquidation of the Company or for sale of all or substantially all of the assets of the Company or other similar transaction or series of transactions involving the Company, or the acquisition of 50% or more of the combined voting power of the outstanding securities of the Company by a “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934).

The severance amounts hereunder shall, subject to COMPLIANCE WITH SECTION 409A below, be paid to you as soon as practicable following the occurrence of the event that entitles you to such payments.

COMPLIANCE WITH SECTION 409A: Notwithstanding any other provision of this letter to the contrary, the compensation and benefits provided by this letter are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such section

(such section, regulations and other guidance being referred to herein as “Section 409A”), and this letter shall be construed and administered to give full effect to such intention. To the extent any amounts are determined to be subject to Section 409A (“Section 409A Deferred Compensation”), the terms of this letter shall be construed and administered to avoid incurring any penalties under Section 409A. In addition, this letter is subject to the following:
(a) Separation from Service. Payments and benefits otherwise payable or provided pursuant to this letter upon your Constructive Termination shall be paid or provided only at the time of a termination of your employment that constitutes a Separation from Service. For the purposes of this letter, a “Separation from Service” is a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).
(b) Six-Month Delay Applicable to Specified Employees. If, at the time of your Separation from Service, you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to this letter upon your Separation from Service shall be paid or provided commencing on the later of (i) the first business day after the date that is six months after the date of such Separation from Service or, if earlier, the date of your death (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with this letter without regard to this paragraph. All such payments and benefits that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(c) Installments. Your right to receive any amounts payable hereunder in two or more installments shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.
(d) Notice Upon Constructive Termination. If you voluntarily elect to terminate your employment under circumstances that would otherwise constitute a Constructive Termination under this letter, a Constructive Termination shall not be deemed to have occurred unless (i) you have given the Company written notice that a specified event has occurred giving you the right to voluntarily terminate your employment and have that be treated as a Constructive Termination, (ii) such written notice is provided within ninety (90) days of the first occurrence of such specified event, (iii) the Company fails to cure such event within a period of thirty (30) days after the receipt of such notice, and (iv) you voluntarily terminate your employment within thirty (30) days following the end of the Company’s cure period.

LOYALTY, NONDISCLOSURE OF CONFIDENTIAL INFORMATION: By accepting this offer, you agree that you will continue to act at all times in the best interest of the Company. You also agree that, except as required for performance of your work, you will not use, disclose or publish any Confidential Information of the Company either during or after your employment, or remove any such information from the Company’s premises. Confidential Information includes, but is not limited to, lists of actual and prospective customers and clients, financial and personnel-related information, projections, operating procedures, budgets, reports, business or marketing plans, compilations of data created by the Company or by third parties for the benefit of the Company.

NONCOMPETITION AND NONSOLICITATION: (a) You agree that during a period after termination of your employment commensurate with the months of base salary you are paid as a benefit in connection with a related severance event, you will not, directly or indirectly, engage or participate or make any financial investments in (other than ownership of up to 5% of the aggregate of any class of securities of any corporation if such securities are listed on a national stock exchange or under section 12(g) of the Securities Exchange Act of 1934) or become employed by, or act as an agent or principal of, or render advisory or other management services to or for, any Competing Business. As used herein the term “Competing Business” means any business which includes hotel ownership, hotel management, hotel services or hotel franchising that competes directly or indirectly with the Company.
(b) You also agree that during your employment at the Company and during a period after termination of your employment commensurate with the months of base salary you are paid as a benefit in connection with a related severance event, you will not solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of your employment was an employee of the Company (other than a person whose employment with the Company has been terminated by the Company), to become employed by any person, firm or corporation.

COMPLAINT RESOLUTION: By accepting this offer with the Company, you also agree to continue to familiarize yourself with its policies, including its policies on equal opportunity and anti-harassment, and to promptly report to the appropriate the Company supervisors or officers any matters which require their attention.

KEY EMPLOYEE STATUS: You are regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning if you develop a need for family or medical leave.

NATURE OF EMPLOYMENT: As you know, the Company is an at-will employer. This means that your employment is not for a set amount of time; either you or the Company may terminate your employment at any time, with or without cause.

ENTIRE AGREEMENT: This letter contains all of the terms of your employment with the Company, and supersedes any prior understandings or agreements, whether oral or in writing.

The Company reserves the right, subject to limitations and provisions of applicable law and regulations, to change, interpret, withdraw, or add to any of its policies, benefits, or terms and conditions of employment at its sole discretion, and without prior notice or consideration to any associate. The Company’s policies, benefits or terms and conditions of employment do not create a contract or make any promises of specific treatment.

We are pleased and proud to be adding your talents to our leadership team.

Sincerely,

/s/ John Russell
John Russell
Interim President and CEO
Red Lion Hotels Corporation

Accepted as of the date first set forth above:

/s/ Nate Troup
Nate Troup

EXHIBIT A
GENERAL RELEASE OF CLAIMS

This Agreement and General Release of Claims (“Agreement”) is entered into by and between Nate Troup (“Employee”), Employee’s heirs, dependents, beneficiaries, executors, administrators, representatives, successors and assigns (collectively referred to throughout this Agreement as “Employee”), and Red Lion Hotels Corporation, dba RLH Corporation (the “Company”).

WHEREAS, Employee’s last date of employment with the Company was *.

WHEREAS, Employer and Company wish to settle and resolve all issues arising out of Employee’s employment with and separation from Employer without any disputes or proceedings,

NOW, THEREFORE, for and in consideration of the mutual promises and other good and valuable consideration described below, the receipt and adequacy of which are acknowledged by Company and Employee, both of them agree to the following:

        ONE: Separation

Company and Employee agree that Employee’s last date of employment by Company was * (“Separation Date”).

        TWO: General Release

With the exception of Company’s obligation to pay to Employee severance benefits in accordance with the Offer Letter, dated March 30, 2020, (the “Employment Agreement”), Employee knowingly and voluntarily, unconditionally and forever, releases and forever discharges the Company, all of its current and former parents, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and all of their current and former employees, attorneys, officers, directors, shareholders and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (all collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees, including, but not limited to:

i.Any and all claims for wrongful discharge, constructive discharge, or wrongful demotion;
ii.Any and all claims relating to any contracts of employment, oral or written, express or implied, or breach of the covenant of good faith and fair dealing, oral or written, express or implied;
iii.Any and all tort claims of any nature, including but not limited to any claims for negligence, defamation, misrepresentation, fraud, or negligent or intentional infliction of emotional distress;
iv.Any and all claims for discrimination, harassment, whistle blowing or retaliation;

v.Any and all claims for alleged violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Federal Rehabilitation Act of 1973, the Federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Labor Management Relations Act, the Equal Pay Act, the Fair Credit Reporting Act, the Immigration Reform and Control Act, the Uniform Services Employment and Reemployment Rights Act, the Conscientious Employee Protection Act and any and all claims for violation of any other federal, state or local law, rule, regulation or ordinances, public policy or common law;
vi.Any and all claims for unpaid or disputed wages, bonuses, profit sharing units, commissions or other compensation;
vii.Any and all claims for attorneys’ fees or costs;
viii.Provided however nothing herein is intended to release Employee’s rights under the Company’s 401(k) plan as prescribed by law, or any other claims that may not be released by agreement pursuant to applicable law; and

ix.Further, nothing herein shall release Employee’s rights of indemnification under the Company’s organizational documents for acts committed in the ordinary course of business and within the scope of his employment, including any such rights under any insurance policy.

         Employee understands this Release includes all claims related in any manner to Employee’s employment up until the date of this Agreement. Employee further understands that Employee is hereby releasing any known or unknown claim for alleged right to discovery of information or documents of Releasees. Employee is granting this Release even though Employee understands that Employee may not, as of this date, know all of the claims Employee may lawfully have against the Releasees. This release is intended to be as broad as the law allows and includes, without limitation, any claims pursuant to statute or otherwise for attorneys’ fees and costs.

THREE: Acknowledgments of Employee

        Employee acknowledges that the severance benefits specified in the Employment Agreement represent sufficient consideration for Employee's release of claims and the other covenants contained in this Agreement that pertain to Employee. Employee further acknowledges that in the event Employee does not execute this Agreement, or fails to execute and deliver this Agreement to Company within the 60 day period following his Separation Date, Employee will not be entitled to, among other things, the severance benefits specified in the Employment Agreement.

Employee acknowledges that Employee has not suffered any on-the-job injury or illness for which Employee has not already filed a claim.

Employee acknowledges and represents that as of the date of the execution of this Agreement, Employee has not filed any complaints or charges with any administrative agency, or brought a claim in any court, and is not a party to any claim against the Company, and has not assigned any claim against the

Company to any third party. Employee further agrees not to affirmatively seek to file any claims against the Company and that if any such claim is prosecuted in Employee’s name before any court or administrative agency, Employee waives and agrees not to take any award of money or other damages from such action.

The Company has granted Employee any leave to which Employee was entitled from the Company under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies, Employee’s agreement(s) with the Company and/or any applicable common law.

Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company, its officers or any other Releasee described in this Agreement, including any allegations of corporate fraud. Both the Company and Employee acknowledge that this Agreement does not limit either party’s right, where applicable, to file or to participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover, and waives any right to recover monetary damages or other individual remedies.in connection with any such claim.

FOUR: Non-Admission of Liability

This Agreement and benefits provided hereunder are not intended to be, shall not be construed as, and are not an admission, concession by the Company or any other Releasees, or evidence of any wrongdoing or illegal or actionable acts or omissions, and the Company expressly denies that it engaged in any wrongdoing or illegal or actionable acts or omissions.

FIVE: Period for Review and Eligibility Criteria

Employee understands that he has been given a period of twenty-one (21) calendar days to review and consider this Agreement. Employee further understands that he may take as much or as little of this 21-day period of time to consider this Agreement as he wishes, before signing this Agreement.

SIX: Revocation Period

Employee may revoke HIS acceptance of this Agreement within the seven (7) day period after HE has signed it if HE so desires. Any revocation must be in writing and submitted to THE COMPANy’S General Counsel, 201 W. NORTH RIVER DRIVE, SUITE 100, sPOKANE, WASHINGTON 99201. The revocation must be either: (a) personally delivered to THE GENERAL COUNSEL within seven (7) calendar days after Employee signs the Agreement; (b) mailed to THE GENERAL COUNSEL at the address specified above by First Class United States mail and postmarked within seven (7) calendar days after Employee signs the Agreement; or (c)

delivered to THE GENERAL COUNSEL at the address specified above through a reputable overnight delivery service with documented evidence that it was sent within seven (7) calendar days after Employee signed the Agreement. This Agreement will become effective and binding on the parties on the eighth (8) day after it is signed, provided that Employee has not revoked HIS acceptance of it during the revocation period.

SEVEN: Advised to Consult with Attorney

Employee is hereby advised to consult with an attorney of his own choosing before signing this Agreement. Employee understands that whether to do so is his decision.

EIGHT: Binding Agreement

This Agreement shall be binding upon and inure to the benefit of the parties, as well as their heirs, administrators, representatives, agents, executors, successors and assigns.

NINE: Arbitration

Except as stated in Paragraph SIXTEEN, any controversy, dispute or claim arising out of or related to this Agreement or its enforceability shall be finally settled by final and binding arbitration conducted by a single arbitrator selected by the parties in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

If Employee breaches any provision of this Agreement pertaining to Employee, the arbitrator will be empowered: (a) to specifically enforce any term or terms of this Agreement; (b) to award the Company monetary damages resulting from such breach; and/or (c) to terminate the Company’s obligations to provide future monetary payments and benefits to Employee under this Agreement.

TEN: Confidentiality

Employee represents and agrees that he will not disclose any non-public terms of this Agreement, the facts leading up to this Agreement, any allegations of wrongdoing or the terms of the negotiations leading up to this Agreement, to any persons, except (a) to members of Employee's immediate family, Employee's attorneys, accountants, tax advisors or financial advisors, provided that: (i) Employee informs each such person of this confidentiality obligation, (ii) each such person agrees to be bound to its terms, and (iii) Employee shall be responsible for any violation of the terms of this Paragraph by any of those persons; and (b) to the extent required by a subpoena or court order or otherwise required by law.

ELEVEN: Confidential Information

Employee acknowledges that he received and had access to Confidential Information (as defined below) of the Company and/or its affiliates throughout his employment, and that such Confidential Information is a special, valuable and unique asset belonging to the Company. Without limiting

Employee's continuing obligations under any existing confidentiality agreement, and in recognition of Employee's legal obligations and the consideration set forth in this Agreement, Employee agrees not to disclose to any third person or to use for the direct or indirect benefit of any person or entity other than the Company or its affiliates any Confidential Information without the Company's express written consent, unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Employee's breach of this Paragraph).

"Confidential Information" includes, but is not limited to, privileged information exchanged with the Company’s legal counsel, trade secrets, customer lists and details of contracts with or requirements of customers, the identity of any owner of a managed hotel, information relating to any current, past or prospective management agreement or joint venture, information pertaining to business methods, sales plans, design plans and strategies, management organization, computer systems or software, operating policies or manuals, personnel records or information, information relating to current, past or contemplated employee benefits or compensation data or strategies, business, financial, development or marketing plans, or manpower strategies or plans, privileged information exchanged with the Company’s legal counsel, financial records or other financial, commercial, business or technical information relating to the Company or its affiliates provided, however, that “Confidential Information” shall not include any information that demonstrably (a) is or becomes available to the public other than as a consequence of a breach of Employee of any fiduciary duty or obligation of confidentiality, (b) Employee received from a source not bound, to his knowledge, by obligations of confidentiality, or (c) was already in Employee’s possession on a non-confidential basis prior to the commencement of his employment by the Company.

Employee hereby represents that as of this Agreement that Employee has not disclosed any Confidential Information or Confidential Materials to any person or entity (other than the Company) without the express written authorization of an authorized officer of the Company.

Nothing in this Paragraph prohibits the Employee from disclosing Confidential Information or Confidential Materials to the extent required by a court or governmental agency or by applicable law or under compulsion of legal process, provided, however, that if Employee receives a subpoena or any other written or oral request for disclosure or release of any Confidential Information, Confidential Materials or any other information concerning the Company or any other Releasee described in this Agreement, including but not limited to this Agreement and any information concerning this Agreement, Employee shall (a) within two (2) business days of the service or receipt of such subpoena or other request notify the Company in writing directed to the Company’s General Counsel, 201 W. North River Drive, Suite 100, Spokane, Washington 99201 and provide the Company with a copy of any subpoena or other written request, or disclose the nature of the request for information, if oral, and (b) prior to making any such disclosure Employee will take all reasonable steps to afford the Company the opportunity to attempt to obtain a court order to assure the confidential treatment of the Confidential Information, Confidential Materials or other information concerning the Company or any other Releasee described in this Agreement or to prohibit or limit such disclosure.

TWELVE: Non-Competition; Non-Solicitation

Employee acknowledges he is bound by and agrees to comply with the Non-Competition and Non-Solicitation provisions set forth the Employment Agreement.

THIRTEEN: Return of Company Property

Employee represents that as of the Separation Date, he will return to the Company all Company property in his possession, custody or control, including, without limitation, computers, laptops, printers, scanners and accessories, disks, keys, cell phones, smart technology, credit cards, access cards, Company records, documents and files and all copies and recordings thereof, whether written or electronically created or stored.

FOURTEEN: Future Cooperation

Employee will comply with all reasonable requests from any Releasee for assistance and/or information in connection with any matters relating to the duties and responsibilities of Employee's employment with the Company, including without limitation, consulting with any of the employees in connection with the transition of on-going matters, consulting with attorneys of any Releasee and/or appearing as a witness in connection with any dispute, controversy, action or proceeding of any kind, and making himself available to attorneys of Releasees in advance of witness appearances for purposes of preparation upon the request of the Company and with reasonable advance notification without the need for the Company to issue a subpoena.

FIFTEEN: Public Announcement and Non-Disparagement

Employee shall not make any statements, whether oral or written, to the press or other media outlets regarding the Employee's employment or separation of employment with the Company, without express written consent and approval of the Company, except that this Paragraph shall not apply to any statements required to be made by reason of law, regulation, or any judicial or other similar proceeding or order, and provided further that nothing in this paragraph shall restrict Employee’s new employer from issuing a press release that states Employee was formerly employed at Company.

        Employee expressly agrees that he will not make any disparaging, malicious, and/or false comments, whether oral or written, about the Releasees in any way, now or in the future. Employee understands that any proven breach of this paragraph is a material breach of this Agreement.

SIXTEEN: Injunctive Relief

Employee acknowledges and agrees that Paragraphs TEN, ELEVEN, TWELVE, FOURTEEN and FIFTEEN hereof relate to special, unique and extraordinary matters and that a violation of any of the terms of such Paragraphs will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) in a court of law restraining Employee from committing any violation of the covenants and obligations contained in Paragraphs TEN, ELEVEN, TWELVE, FOURTEEN and FIFTEEN. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

Employee further agrees to submit to personal jurisdiction of the federal and state courts of the State of Washington in regard to this Paragraph SIXTEEN, if the Company seeks to enjoin Employee from any actions or activities which are alleged to be violative of Paragraph TEN, ELEVEN, TWELVE, FOURTEEN and FIFTEEN of this Agreement.

SEVENTEEN: Waiver and Amendment

No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that right or any other right. A waiver or consent given by the Company on one occasion shall be effective only in that instance and shall not be construed as a waiver or bar of any right on any other occasion. This Agreement may not be modified, altered or changed in any manner, except by an instrument in writing signed by duly authorized representatives of the parties that specifically refers to this Agreement.

EIGHTEEN: Choice of Law

This Agreement shall be governed by the laws of the State of Washington without giving effect to the conflict of law principles thereof and except that the interpretation and enforceability of the arbitration clause herein shall be governed by the Federal Arbitration Act.

NINETEEN: Severability

If any portion of this Agreement is declared unlawful or unenforceable, the remaining parts will remain enforceable. In the event that Paragraph TWO is held invalid or unenforceable, in whole or in part, this Agreement shall be voidable in the sole discretion of the Company.

TWENTY: Entire Agreement

This Agreement is the entire Agreement between Employee and the Company regarding the subjects addressed in this document, and this Agreement supersedes and cancels any other agreements, arrangements, obligations or understandings between the Company and the Employee pertaining to the subjects addressed herein, provided, however, that: (i) Company’s obligation to pay to Employee severance benefits under his Employment Agreement, (ii) Employees obligations under his Employment Agreement that are intended to survive his termination, (iii) any confidentiality, non-disclosure, non-solicitation, intellectual property or similar agreement between Employee and the Company; (iv) any arbitration agreement between Employee and the Company; and (v) any vested rights under applicable stock option, restricted stock or restricted stock unit agreement or plan pertaining to Employee, shall each survive this Agreement in accordance with its terms.

EMPLOYEE ACKNOWLEDGES THAT:

•  EMPLOYEE HAS READ THIS AGREEMENT;

•  EMPLOYEE FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT:

• EMPLOYEE HAS TAKEN SUFFICIENT TIME TO CONSIDER THIS AGREEMENT;

•  EMPLOYEE IS VOLUNTARILY ENTERING INTO THIS AGREEMENT;

•  EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOOSING REGARDING HIS CONSIDERATION OF, AND ENTERING INTO, THIS AGREEMENT;

•  THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AS OF THE DATE EMPLOYEE SIGNS THIS AGREEMENT AND A RESTRICTION ON RELEASE OF CONFIDENTIAL INFORMATION AND CONFIDENTIAL MATERIALS;

•  NO PROMISES OR AGREEMENTS OF ANY KIND HAVE BEEN MADE TO OR WITH EMPLOYEE, OTHER THAN THOSE SET FORTH IN THIS AGREEMENT, TO CAUSE EMPLOYEE TO SIGN THIS AGREEMENT.

Signature:
Dated: __________________________________________________________________

Red Lion Hotels Corporation

By: Dated: __________________________________________________________________